UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following e-mail was sent by Autodesk, Inc. (the “Company”) to employees of the Company on December 20, 2011.

This email is being sent to Geo World

Autodesk employees,

REMINDER: Last month we began delivering materials for our upcoming Special Meeting of Stockholders to be held on Friday, January 6, 2012. If you owned Autodesk stock (not options) on November 7, 2011, you will receive the materials. Please note that you may receive this information via email or regular mail depending on how you have elected to receive stockholder materials from Autodesk. Those materials will instruct you on how to submit your vote. A copy of the stockholder materials can also be viewed here: Autodesk Definitive Proxy Statement

The purpose of the 2012 Special Meeting of Stockholders is to ask our stockholders to approve new equity plans to keep them in line with competitive and best practices while providing greater flexibility in our equity compensation programs. First, we are asking our stockholders to approve the Autodesk 2012 Employee Stock Plan, which will replace the Autodesk 2008 Employee Stock Plan (as amended and restated). As employees of Autodesk and potential recipients of these grants, we encourage you to vote to approve this new plan so that the grants can continue to be part of the company’s compensation mix in the future. Second, Autodesk is also asking stockholders to approve the Autodesk 2012 Outside Directors’ Stock Plan.

We are holding this Special Meeting earlier than our regular annual meeting (typically held in early June) to obtain approval of the plans in time to use in our annual employee review cycle for the upcoming fiscal year. The Autodesk 2012 Employee Stock Plan and 2012 Outside Directors’ Stock Plan will ensure that our equity compensation plans accomplish our goals to attract, retain and motivate our employees, management and non-employee directors.

We encourage you to review all of the materials related to these matters and cast your vote.

If you have not received the email from E*TRADE, please be sure to check your “junk” email for a message from E*TRADE Securities with the subject heading: AUTODESK, INC. Special Meeting.

If you have any questions, please call the Autodesk Investor Line at 415-507-6705.

David Gennarelli